EXHIBIT 15.2

Graystone Company Announces Planting of 2,100 Trees Through Its Partnership with

The National Forest Foundation As Part Of Its Commitment To A Net-Zero Climate Impact Bitcoin Mining Operation

Fort Lauderdale, FL – November 22, 2021 – Graystone Company, Inc. (OTC: GYST) announced today that last week the company donated to plant 1,000 trees through its partnership with the National Forest Foundation, a congressionally chartered organization that works directly with the USDA Forest Service and thoroughly selects planting sites in the 193-million-acre National Forest System where the ecological need is the greatest.

Graystone is passionately committed to environmental sustainability and a clean energy approach. A simple act of planting trees will sequester carbon to help mitigate climate change, storing millions of metric tons of carbon each year. Thus far the Company has proudly contributed to plant 2,100 trees, thereby removing over 4.5 tons of air pollutants annually, one tree for each terrahash that is mining and operational.

In addition to planting trees, the Company has decided to take it one step further and sourced a co-location that generates its power from a nuclear power plant, allowing our equipment to be powered by a zero-emission clean energy source. We also work with mining vendors and partners to encourage them to join us on this effort in addition to pursuing alternative renewable energy sources.

The company is excited about the future of Bitcoin and our Bitcoin Mining operation, but we feel it is necessary to be responsible and mindful of its environmental impact. With that in mind, the company will continue to assist in planting one tree for each terrahash that we acquire, paving our way to the great goal of planting at least one million trees per year as part of an overall commitment to be a net-zero climate impact bitcoin mining operation. Anyone interested in joining us in this effort can donate directly to the Forest Foundation by following this link:

https://support.nationalforests.org/give/306988/#!/donation/checkout?c_src=WEB&c_src2=TRP0000WEBOrangeSupport

About The Graystone Company, Inc.
Graystone Company operates two divisions: A Bitcoin BTC mining operation and a Wellness, Longevity and Anti-Aging product line. The Graystone Company, Inc. (OTC: GYST) is headquartered in Fort Lauderdale, FL., and can be contacted at www.thegraystonecompany.com or by phone at (954) 271-2704.

Corporate Website: www.thegraystonecompany.com

Corporate Twitter: https://twitter.com/TheGraystoneco

Graystone Mining Twitter: https://twitter.com/Graystonemining

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*Revenue related calculations. Please note that the Company believes that any revenue related calculations are accurate and based on factual information, there can be no assurance that the Company will be able to achieve all projections due to number of business-related factors, such as equipment pricing, mining equipment availability, bitcoin mining difficulty, bitcoin market pricing and other unforeseen issues in deploying its mining rigs. You can view update information on Bitcoin Mining by visiting https://novablock.com/calculator.

Notice Regarding Forward-Looking Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate.

For more information:

Graystone Company

Email: info@thegraystonecompany.com

Phone: (954) 271-2704

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